Alexandre Arnault Joins NIKE, Inc. Board of Directors

BEAVERTON, Ore. (September 16, 2026) – NIKE, Inc. (NYSE: NKE) today announced Alexandre Arnault has been appointed to the Company's Board of Directors. Arnault is Deputy CEO of Moët Hennessy, LVMH's wines and spirits division, a role he’s held since February 2025.

"Alexandre has earned a reputation for helping iconic global brands evolve, innovate and grow in a changing, complex marketplace," said Mark Parker, Executive Chairman, NIKE, Inc. "As part of our commitment to strong governance and thoughtful board succession, we look for leaders with distinctive experiences, fresh perspectives and a proven ability to create long-term value. Alexandre's leadership across some of the world's most respected brands will make him a strong addition to our Board."

"Alexandre understands how some of the world's most influential brands stay relevant, deepen consumer connections and drive long-term growth," said Elliott Hill, President & CEO, NIKE, Inc. "His experience across innovation, digital transformation and brand building will be an asset as we continue to strengthen our connection with consumers, sharpen our competitive edge and accelerate NIKE's next chapter of growth around the world."

Prior to his current position, Arnault spent four years as Executive Vice President of Product, Communications and Industrial at Tiffany & Co., where he played a key role in revitalizing the brand. Previously, he spearheaded LVMH’s acquisition of RIMOWA and went on to serve as the company’s CEO for four years, revitalizing the brand’s positioning, and transforming its business model. Earlier in his career, Arnault focused on digital innovation and technology investment at LVMH and Agache, building on his experiences at McKinsey & Company and KKR.

He currently sits on the Board of Directors at LVMH and serves as a trustee of The Museum of Modern Art in New York. He has previously served on the boards of Carrefour, Birkenstock and Moncler.

Arnault is a graduate of Télécom Paris and holds a master’s degree from École Polytechnique.

About NIKE, Inc.

NIKE, Inc., headquartered in Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories.

For more information, NIKE, Inc.'s earnings releases and other financial information are available at NIKE's Investor Relations website. Individuals can also visit About NIKE and follow NIKE on LinkedIn, Instagram and YouTube.

Contacts

Investor Contact:
Paul Trussell
investor.relations@nike.com

Media Contact:
Sandra Carreon-John
media.relations@nike.com